                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                                    CRUSADER
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                         CRUSADER HOLDING CORPORATION
                              1230 Walnut Street
                       Philadelphia, Pennsylvania 19107


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON TUESDAY, NOVEMBER 28, 2000


To the Shareholders of Crusader Holding Corporation:

     The 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Crusader Holding Corporation, a Pennsylvania corporation (the "Company"), will be held on Tuesday, November 28, 2000, at 3:30 p.m. at the Union League of Philadelphia, 140 S. Broad Street, Philadelphia, Pennsylvania 19102, for the following purposes:

1. To elect seven members of the Board of Directors of the Company, each to serve for a one year term expiring at the annual meeting of shareholders in 2001; and

2. To transact such other business as may properly come before the Annual
   Meeting.

     The Board of Directors has fixed the close of business on Tuesday, October 3, 2000, as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A complete list of shareholders entitled to vote at the Annual Meeting will be available at least ten days before the Annual Meeting, upon written request, for inspection during normal business hours by any shareholder of the Company prior to the Annual Meeting, for a proper purpose, at the Company's executive office.

     Shareholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly. If you choose, you may still vote in person at the Annual Meeting even though you previously submitted a proxy.




                                        /s/ Joseph M. Matisoff
                                        ----------------------------
                                        Joseph M. Matisoff Secretary

October 27, 2000

                         CRUSADER HOLDING CORPORATION

                                PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors (the "Board") of Crusader Holding Corporation (the "Company") in connection with its 2000 Annual Meeting of Shareholders to be held on Tuesday, November 28, 2000, at 3:30 p.m., at the Union League of Philadelphia, 140 S. Broad Street, Philadelphia, Pennsylvania 19102, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy are being mailed to shareholders on or about October 27, 2000.


                           PURPOSE OF ANNUAL MEETING

     At the Annual Meeting, shareholders will be asked to elect seven directors of the Company (constituting the entire Board), each to serve for a one year term expiring at the annual meeting of shareholders in 2001 and to transact such other business as may properly be brought before the Annual Meeting. The Board recommends a vote in favor of (i.e., "FOR") the election of the seven nominees for director of the Company listed below.


                           QUORUM AND VOTING RIGHTS

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Only shareholders of record at the close of business on Tuesday, October 3, 2000 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 3,858,837 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

     All shares of Common Stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the shares will be voted in favor of (i.e., "FOR") the election of the seven nominees for director of the Company listed below. With respect to all other matters, the persons named in the accompanying proxy will vote as stated therein. Any shareholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (a) filing with the Company a written revocation of the proxy, (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy or
(c) submitting a duly executed proxy bearing a later date.

     The seven nominees for director each receiving the majority of the votes cast by shareholders entitled to vote thereon will be elected to serve on the Board. Votes withheld with respect to the election of directors will be counted for the purpose of determining whether a quorum is present at the Annual Meeting but will not be considered as votes cast and will have no effect on the result of the vote. Broker non-votes will not be counted in determining the presence of a quorum and will not be considered as votes cast, and thus will have no effect on the result of the vote.

     The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to shareholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company may solicit proxies by written communication or telephone. These persons are to receive no special compensation for any solicitation activities.

                             ELECTION OF DIRECTORS

Nominees for Election as Director

     The Board currently consists of seven (7) members: Thomas J. Knox, Bruce
A. Levy, Joseph M. Matisoff, D. Walter Cohen, D.D.S., Linda R. Knox, Brian McAdams and Robert L. Macaulay. All of the directors are to be elected at the Annual Meeting. At the Annual Meeting, the Board proposes that each of the current directors be elected as a director of the Company to hold office until the 2001 annual meeting of shareholders and until their successors are duly elected and qualified. The nominees have consented to serve if elected to the Board. If the nominees are unable to serve as directors at the time of the Annual Meeting, an event which the Board does not anticipate, the persons named in the proxy will vote for such substitute nominees as may be designated by the Board, unless the Board reduces the number of directors accordingly.

     Set forth below is information about the nominees. For information concerning the number of shares of Common Stock owned by each director and all directors and executive officers as a group as of October 3, 2000, see "Principal Shareholders."



Name                         Age    Position(s) with Company          Director Since
----                        -----   -------------------------------   ---------------
Nominees to be elected for terms expiring in 2001:

Thomas J. Knox              59      Chairman of the Board, Chief      1988
                                    Executive Officer and Director

Bruce A. Levy               45      President and Director            1996

Joseph M. Matisoff          55      Secretary and Director            2000

D. Walter Cohen, D.D.S.     74      Director                          1997

Linda R. Knox               55      Director                          1997

Brian McAdams               58      Director                          1997

Robert L. Macaulay          61      Director                          2000

     Thomas J. Knox. Mr. Knox has served as Chairman and Chief Executive Officer of the Company since 1988 and Chairman of Crusader Savings Bank, FSB, a wholly owned subsidiary of the Company (the "Bank"), since 1993. From 1989 to 1993, Mr. Knox was President of the Board of Directors of the Bank. Mr. Knox is also Chairman and Chief Executive Officer of Fidelity Insurance Group. From 1993 to 1995, Mr. Knox served as Special Deputy Rehabilitator and Chief Executive Officer of Fidelity Mutual Life Insurance Company, a $7.5 billion life insurance company placed in rehabilitation by the Pennsylvania Insurance Department. From 1992 to 1993, he served as Deputy Mayor of the City of Philadelphia overseeing the Office of Management and Productivity. He serves as a director of the City of Philadelphia Productivity Bank, which he chaired from 1992 to 1993, Chairman of the Philadelphia Airport Advisory Board, Chairman of the Concerto Soloist Orchestra and Chairman of the Sunday Serenade.

     Bruce A. Levy. Mr. Levy has served as President and a director of the Company and a director of the Bank since 1996. From 1994 to 1996, Mr. Levy was a private investor and an independent consultant. From 1992 until its sale in 1994, he was the sole shareholder of Philadelphia Benefits Corporation, a health benefits consulting and marketing firm. From 1981 to 1992, Mr. Levy served as President and was a shareholder of Preferred Benefits Corporation, a 401(k) consulting and administration firm he co-founded. From 1975 to 1981, he served in various capacities with Ernst & Young. Mr. Levy is a graduate of the Wharton School of the University of Pennsylvania.

     Joseph M. Matisoff. Mr. Matisoff has served as Secretary and a director of the Company and President and Chief Executive Officer of the Bank since August 2000. From 1998 to 2000, Mr. Matisoff was Senior Vice President of Cross Country Bank. From 1988 to 1998, he served in senior level lending officer positions with Constellation Bancorp, Covenant Bank, First Bank of Philadelphia and First Republic Bank. From 1972 to 1988, Mr. Matisoff served in various capacities with First Pennsylvania Bank. He is a graduate of Pennsylvania State University and received Master's Degrees in Finance and Economics form Northwestern University.

     D. Walter Cohen, D.D.S. Dr. Cohen became a director of the Company in 1997 and has served as a director of the Bank since 1994. From 1993 to 1998, Dr. Cohen was Chancellor of the Allegheny University of the Health Sciences. From 1986 to 1993, Dr. Cohen was President of the Medical College of Pennsylvania. Dr. Cohen is also a partner in a periodontal practice in Philadelphia and is a director of Atrix Laboratories, Inc. Dr. Cohen is a graduate of the University of Pennsylvania and earned his D.D.S. from its School of Dental Medicine. On July 21, 1998, the Allegheny University of the Health Sciences filed for voluntary bankruptcy protection in the United States Bankruptcy Court for the Western District of Pennsylvania.

     Linda R. Knox. Ms. Knox became a director of the Company in 1997, and has served as President of the Board of Directors of the Bank since 1993 and a director of the Bank since 1989. Prior to 1993, Ms. Knox was a realtor specializing in the sale of historical and architecturally significant properties in the Philadelphia area. Ms. Knox attended Rider University and is a graduate of the Temple University Real Estate Institute. Ms. Knox is the wife of Mr. Knox.

     Brian McAdams. Mr. McAdams became a director of the Company in 1997 and has served as a director of the Bank since 1989. Mr. McAdams is CEO of MyHelpdesk.com. Prior to joining Myhelpdesk.com in 1999, he served as Chairman and CEO of STRATVIS Advisement, Chairman and a partner of McAdams, Richman & Ong, an advertising and design firm, and Chairman of Back Health Centers, Inc. Mr. McAdams served as Chairman and CEO of National Media Corporation from 1994 to 1996.

     Robert L. Macaulay. Mr. Macaulay became a director of the Company in June 2000 and of the Bank in August 2000. Since 1987, he has served as Principal of Equity Appraisal Services, which prepares business valuations and fairness opinions and provides consulting services with respect to mergers and acquisitions. Mr. Macaulay has significant prior experience in the financial services industry, including serving in an officer capacity with General Electric Capital Corporation, Oxford Financial Group, Girard Bank and Walter Heller Company. From 1970 to 1985, he served as a member of the adjunct faculty of LaSalle University, and was Chairman of the Finance Department for the Evening Division. Mr. Macaulay is a graduate of LaSalle University and received his MBA from Drexel University.


Committees and Meetings of the Board of Directors

     In accordance with the Company's Bylaws, all directors hold office for one year. The term of each of the current directors expires at the Annual Meeting (in all cases subject to the election and qualification of their successors or to their earlier death, resignation, or removal). At each annual meeting of shareholders, the successors to the directors whose terms expire are to be elected to serve from the time of their election and qualification until the next annual meeting of shareholders following their election or until their respective successors have been duly elected and qualified.

     The Board held six meetings during the last fiscal year. Each of the Company's directors attended at least 75% of the aggregate of all meetings of the Board and of all committees of which he or she was a member held during that portion of the year that he or she was a Board or committee member. The standing committees of the Board are the Executive Committee, the Audit Committee, the Nominating Committee and the Compensation Committee. The Executive Committee, consisting of Messrs. Knox and Levy, held no formal meetings during the last fiscal year. The Executive Committee is generally responsible to act on behalf of the Board of Directors on all matters between regular and special meetings of the Board. The Audit Committee, consisting of Messrs. Macaualy, McAdams and Dr. Cohen, met three times during the last fiscal year. All members of the Audit Committee are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee reviews, acts on, and reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's auditors, and the accounting practices of the Company. The Company's Board of Directors adopted a written charter for the Audit Committee on March 22, 2000, a copy of which is included as an appendix to this Proxy Statement. The Nominating Committee, consisting of Messrs. Knox and Levy and Ms. Knox, did not meet during the last fiscal year. While the Nominating Committee is responsible for considering potential nominees to the Board of Directors, the directors elected during the last fiscal year and the nominees for the Board of Directors listed herein for the next fiscal year were considered by the entire Board of Directors. As set forth in the Company's By-laws, a shareholder nomination for a director to be proposed for election at next year's annual meeting will be considered if it is made within 95 days of this year's annual meeting. The Compensation Committee, consisting of Mr. McAdams and Dr. Cohen did not meet during the last fiscal year. The Compensation Committee handles personnel matters and establishes compensation policy for the executive officers of the Company.


Director Compensation

     Directors are reimbursed for expenses incurred in connection with performing their respective duties as directors of the Company. In November 1999, each non-employee director who served on one or more committees of the Board or the Board of Directors of the Bank (the "Bank Board") received stock options to purchase 1,579 shares of Common Stock and each non-employee director who did not serve on any such committee received stock options to purchase 789 shares, all at an exercise price of $9.50 per share. Effective July 1, 2000, stock options will be granted on the last day of each calendar quarter. The number of shares of Common Stock subject to the quarterly stock option grant will be determined by dividing $9,000 (or $6,000 in the case of a non-employee director who does not serve on any committee of the Board) by the fair market value of a share of Common Stock on the date of grant, and rounding up to the next higher whole number. The exercise price for all grants will be 100% of the fair market value of a share of Common Stock on the date of grant. All stock options expire five years after the date of grant.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION


Executive Compensation

     The following table sets forth information with respect to all compensation awarded to, earned by, or paid for services rendered to the Company by the Company's Chairman and Chief Executive Officer, President and Vice President in the fiscal years ended June 30, 2000, 1999 and 1998 (collectively, the "Named Executive Officers"). Except as set forth below, no executive officer of the Company was paid salary and bonus during the fiscal year that exceeded $100,000 for services rendered in all capacities to the Company.


                          Summary Compensation Table

                                                            Annual
                                                         Compensation
                                              ----------------------------------
                                               Fiscal                                 All Other
Name and Principal Position                     Year       Salary        Bonus       Compensation
---------------------------                   --------   ----------   ----------   ---------------
Thomas J. Knox                                  2000      $ 61,800          --              --
 Chairman and Chief Executive Officer           1999      $ 61,800          --              --
                                                1998      $ 61,800          --              --

Bruce A. Levy                                   2000      $150,000          --              --
 President                                      1999      $150,000          --              --
                                                1998      $150,000          --              --

Joseph T. Crowley(2)                            2000      $108,000     $30,000        $  6,000(1)
 Vice President, Secretary and Treasurer,       1999      $100,000     $30,000        $  6,000(1)
 President of the Bank                          1998      $100,000     $30,000        $  6,000(1)

------------
(1) Represents an automobile allowance of $6,000.

(2) Mr. Crowley resigned in September 2000. In August 2000, the Company hired Joseph M. Matisoff to serve as Secretary and the Bank hired Mr. Matisoff to serve as President and Chief Executive Officer.


Stock Option Information

     The following table sets forth, for each of the Named Executive Officers, certain information concerning the grant of options in fiscal 2000.


                       Option Grants in Last Fiscal Year

                                                                                    Potential Realizable
                                                                                      Value at Assumed
                                                                                       Annual Rates of
                                                                                         Stock Price
                                                                                        Appreciation
                                          Individual Grants                            for Option Term
                      ----------------------------------------------------------   -----------------------
                           Number            % of
                             of              Total        Exercise
                         Securities         Options          or
                         Underlying       Granted to        Base
                          Options        Employees in      Price      Expiration
Name                    Granted (#)       Fiscal Year      ($/Sh)        Date         5%($)       10%($)
----                  ---------------   --------------   ---------   -----------   ----------   ----------
Thomas J. Knox                 --             --              --             --           --           --
Bruce A. Levy                  --             --              --             --           --           --
Joseph T. Crowley          10,000(1)          56%         $ 7.75        2/13/05      $21,400      $47,300

------------
(1) Non-Qualified Stock Options.

     The following table sets forth certain information concerning stock options exercised during fiscal 2000 and the number of unexercised options held by the Named Executive Officers at June 30, 2000 and the value thereof.


              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values


                                                                   Number of Securities           Value of Unexercised
                                                                  Underlying Unexercised          In-the-Money Options
                                                               Options at Fiscal Year-End(#)      at Fiscal Year-End (1)
                      Shares Acquired                         ------------------------------  -----------------------------
Name                  on Exercise (#)    Value Realized ($)    Exercisable    Unexercisable    Exercisable    Unexercisable
----                 -----------------  --------------------  -------------  ---------------  -------------  --------------
Thomas J. Knox             -0-                  -0-                 -0-             -0-            -0-               -0-
Bruce A. Levy              -0-                  -0-                 -0-             -0-            -0-               -0-
Joseph T. Crowley          -0-                  -0-              22,470          28,900            -0-            $2,500

------------
(1) These values represent the difference between the closing price per share on the Nasdaq National Market on June 30, 2000 ($8.00) and the per share exercise price of the option.


Employment Contracts

     The Company has a five-year employment agreement, dated March 1, 1996, with Bruce A. Levy. Under the terms of the agreement, Mr. Levy devotes substantially all of his time and effort to conducting the business activities of the Company as President and is entitled to receive an annual salary of $150,000. Mr. Levy's employment is terminable by the Company for cause as defined in the agreement, and is terminable by Mr. Levy upon written notice to the Company. Upon termination, Mr. Levy is not permitted to compete with the Company or any subsidiary or affiliate of the Company by soliciting its employees or soliciting business from its customers or suppliers for a period of one year following such termination.

     The Bank had a three-year employment agreement, dated December 11, 1997 with Joseph T. Crowley. Under the terms of the agreement, Mr. Crowley was required to devote substantially all of his time and effort to conducting the business activities of the Bank as its President and received an annual salary of $100,000 with an eight percent increase as of July 1, 1999. In addition, Mr. Crowley was eligible for an annual bonus as determined by the Bank's Board of Directors. Upon termination, Mr. Crowley is not permitted to compete with the Bank in any of its businesses in the relevant market areas for such businesses for varying periods following termination depending upon the reason therefor. If Mr. Crowley's employment was prematurely terminated by the Bank without cause, Mr. Crowley was eligible to receive a severance payment equal to his annual salary. Mr. Crowley resigned from the Bank in September 2000 without any entitlement to a severance benefit.

     The Bank hired Joseph M. Matisoff in August 2000 as President and Chief Executive Officer. Under the terms of his arrangement, Mr. Matisoff receives an annual salary of $150,000. In addition, Mr. Matisoff is eligible for a specified bonus in the event of a sale of the Bank to a third party during the term of his employment. Upon termination, Mr. Matisoff is not permitted to compete with the Bank in any of its businesses in the relevant market areas for such businesses for varying periods following termination, depending upon the date of such termination. If Mr. Matisoff's employment is terminated by the Bank without cause, he is eligible to receive a severance payment equal to two times his annual salary if such termination occurs in the initial year of his employment, or a payment equal to his annual salary if such termination occurs during his second or third year of employment.


Compensation Committee Interlocks and Insider Participation

     Determinations regarding compensation of the Company's executive officers are made by the Company's Compensation Committee. Mr. McAdams and Dr. Cohen currently serve on the Compensation Committee. The Bank extended Mr. McAdams a $60,000 personal line of credit in September 1997, which line has been reduced to $30,000 in April 1999. Amounts outstanding under the line of credit accrue interest at the prime rate as reported in the Wall Street Journal ("Prime") minus 0.5% and outstanding amounts are secured by certain marketable securities. The Bank has also extended a term loan in the amount of $280,000 to Bastille Associates, L.P., a partnership of which Mr. McAdams is a general partner. Amounts outstanding under the term loan accrue interest at a rate of Prime plus 1.5% (adjusted annually) and outstanding amounts are secured by certain assets of the partnership. Mr. McAdams personally guaranteed 50% of the loan. In March 1996, the Bank extended a $125,000 business line of credit to a partnership of which Dr. Cohen is a general partner. The loan was repaid on June 8, 1998 through the issuance of a $500,000 commercial loan at a rate of 9.00%. The current balance outstanding under such loan is $220,000. The loan is secured by certain assets of Dr. Cohen's dental practice as well as personal assets of the partners, including Dr. Cohen. Each of the partners and their spouses have personally guaranteed the loan. Dr. Cohen is also a limited partner in Bastille Associates, L.P. Each of these loans has been current throughout its term and was made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unrelated persons.

                       REPORT ON EXECUTIVE COMPENSATION


Introduction

     The Compensation Committee has responsibility for matters related to compensation, including compensation policy, approval of salaries, bonuses, and other compensation for the Company's executive officers. During the last fiscal year, the Compensation Committee did not meet and its responsibilities were carried out by the Board. The Company's various stock option plans are also administered by the Board.

Executive Compensation Components

     The Company's executive compensation policy is designed to enable the Company to attract, motivate and retain highly qualified executive officers. The key components of the Company's compensation program are base salary, annual incentive bonus awards, and equity participation in the form of stock options. In arriving at specific levels of compensation for executive officers, the Board has relied on the recommendations of management, benchmarks provided by generally available compensation surveys, and the experience of Board members and their knowledge of compensation paid by other companies in the banking industry and/or in the same geographic area as the Company. The Board also seeks to ensure that an appropriate relationship exists between executive pay and corporate performance. Executive officers are also entitled to customary benefits generally available to all employees of the Company, including group medical, dental, and life insurance and the Company's 401(k) plan. The Company has long-term employment agreements with certain of its executive officers to provide them with the employment security and severance deemed necessary by the Board to retain them.

Cash

     Base Salary. Subject to the above policy and to the requirements of applicable employment agreements, compensation for each of the executive officers for fiscal 2000 was based on the executive's duties and responsibilities, the performance of the Company, both financial and otherwise, and the success of the executive in developing and executing the Company's business and strategic plans.

     Bonus. Mr. Crowley was the only executive officer to receive a cash bonus for fiscal 2000. Mr. Crowley's bonus of $30,000 represented 28% of his base salary. The decision to award Mr. Crowley such a bonus was based on the degree of the Company's achievement of its financial and other objectives and the degree of achievement by Mr. Crowley of his individual objectives as approved by the Board. Because of Mr. Knox's and Mr. Levy's significant ownership of shares of the Company's Common Stock, each has requested that the Board not consider him for a cash bonus for fiscal 2000.

     Stock Options. Equity participation is a key component of the Company's executive compensation program. Stock options are granted to executive officers primarily based on the officer's actual and expected contribution to the Company's development. Options are designed to retain executive officers and motivate them to enhance shareholder value by aligning their financial interests with those of the Company's shareholders. Stock options provide an effective incentive for management to create shareholder value over the long term since the option value depends on appreciation in the price of the Common Stock over a number of years.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of annual compensation over $1 million to the Chief Executive Officer and the other executive officers unless certain conditions are met. The Company's Chief Executive Officer and the other executive officers have not received annual compensation over $1 million, and the Company has not yet determined what measures, if any, it should take to comply with Section 162(m).

Chief Executive Officer and President Compensation

     Mr. Knox is paid annual compensation of $61,800. The Company and Mr. Levy are parties to an employment agreement, with a term ending on March 1, 2001. Pursuant to this agreement, Mr. Levy is entitled to receive, effective as of March 1, 1996, a minimum annual base salary of $150,000.


                                        Board of Directors
                                        Thomas J. Knox, Chairman

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of October 3, 2000 by: (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each director and Named Executive Officer of the Company; and (iii) all executive officers and directors of the Company as a group.



                                                                 Number of Shares      Percentage
Name of Beneficial Owner(1)                                    Beneficial Owned(2)     Ownership
---------------------------                                   ---------------------   -----------
Thomas J. Knox(3) .........................................         1,636,110            41.80%
Bruce A. Levy .............................................           770,725            19.69
Joseph M. Matisoff ........................................                --                *
D. Walter Cohen, D.D.S. ...................................            26,279                *
Joseph T. Crowley(4) ......................................            22,470                *
Linda R. Knox(5) ..........................................           138,915             3.55
Brian McAdams .............................................            23,743                *
Robert L. Macaulay ........................................                --                *
All directors and officers as a group (7 persons) .........         2,618,242            66.89%

------------
* Constitutes less than 1%.

(1) Unless otherwise indicated, the address of all beneficial owners is in care of the Company.

(2) Unless otherwise indicated, includes shares held directly by the individual as well as by such individual's spouse, shares held in trust and in other forms of indirect ownership over which shares the individual effectively exercises sole voting and investment power and shares which the named individual has a right to acquire pursuant to the exercise of stock options within sixty days of October 3, 2000.

(3) Excludes 138,915 shares of Common Stock held by Linda R. Knox in trust for the children of Linda R. and Thomas J. Knox, as to which he disclaims beneficial ownership.

(4) Includes 22,470 shares which Mr. Crowley had a right to acquire as of October 3, 2000 pursuant to the exercise of stock options. These options expired in accordance with their terms in October 2000.

(5) Includes all shares of Common Stock held in trust for the children of Linda
    R. and Thomas J. Knox. Does not include 1,636,110 shares beneficially owned by her husband, Thomas J. Knox, as to which shares Ms. Knox disclaims beneficial ownership.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in cumulative total shareholder return on the Common Stock since February 13, 1998, the date the Company's shares began trading on the Nasdaq National Market, with the cumulative total return over the same period on (i) the Nasdaq Stock Market Index; (ii) the Nasdaq Bank Index and (iii) the relative change in book value per share of the Company's shares. The comparison assumes $100 was invested on February 13, 1998 in the Common Stock and in each of the indices and assumes reinvestment of dividends, if any, from that date to June 30, 2000. The Company has not paid cash dividends on the Common Stock. The market value and book value of the Common Stock have been adjusted to reflect the 5% August 1998 and October 1999 stock dividends. Historic stock prices are not indicative of future stock price performance.


                               [GRAPHIC OMITTED]



                             CERTAIN TRANSACTIONS

     The Company is party to the following transactions with its executive officers, directors, and principal shareholders.

     The Bank's headquarters and Center City Philadelphia branch, located at 1230 Walnut Street, are leased from Walnut Square Partners, a partnership controlled by Ronald L. Caplan, a former director of the Company and the Bank. The lease covers approximately 6,000 square feet of space on the first and second floors of the property. The lease expires in 2014, assuming the Bank exercises its option to renew the lease for two additional terms of five years each. The base rent under the lease is $48,000 per annum for the initial ten year term. The base rent increases to $60,000 and $72,000 per annum for the first and second optional renewal terms, respectively. The terms of the lease were reached through arms length negotiations and are comparable to the terms the Company could have obtained from a third party.

     QUEST, a wholly-owned subsidiary of the Bank, and Ronald L. Caplan, a former director of the Company and the Bank, formed a partnership which acquired an office building located at 1334-36 Walnut Street for $410,000. The Company's subsidiaries lease approximately 8,400 square feet in this building at an annual rent of $84,0000. The terms of these leases were reached through arms length negotiations and are comparable to the terms the Company could have obtained from a third party.

         The Bank has made loans to or to entities controlled by officers, directors and employees of the Company and the Bank. All such loans were made in the ordinary course of the Bank's business, were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features. In September 1999, the Company made two loans aggregating $2.7 million to Fidelity Insurance Group, a company controlled by Thomas J. Knox, Chairman of the Company and the Bank. These loans were personally guaranteed by Mr. Knox and Linda R. Knox, also a director of the Company. While the loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons, the Office of Thrift Supervision has advised the Bank that the loans may violate a banking regulation and, accordingly, Mr. Knox has advised the Bank that the loans will be repaid promptly. For information concerning the terms of certain loans to directors, see "Executive Compensation and Other Information -- Compensation Committee Interlocks and Insider Participation."

     For information regarding employment agreements with Named Executive Officers, see "Executive Compensation and Other Information -- Employment Contracts." For information regarding compensation of directors and options granted to Named Executive Officers and directors, see "Election of Directors -- Director Compensation" and "Executive Compensation and Other Information -- Stock Option Information."


                             INDEPENDENT AUDITORS

     Grant Thornton LLP, independent auditors, audited the financial statements of the Company for the fiscal year ended June 30, 2000. Representatives of Grant Thornton LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The Audit Committee has not yet selected the independent auditors to audit the Company's financial statements for the fiscal year ending June 30, 2001.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, officers (including persons performing a principal policy-making function), and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers, and 10% Holders are required by the regulations under the Exchange Act to furnish the Company with copies of all of the Section 16(a) reports which they file. Based solely upon a review of the copies of the forms furnished to the Company and the representations made by the reporting persons to the Company, the Company believes that during fiscal 2000 its directors, officers, and 10% Holders complied with the filing requirements under Section 16(a) of the Exchange Act.


                             SHAREHOLDER PROPOSALS

     Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For shareholder proposals to be considered by the Board for inclusion in the Proxy Statement and form of proxy relating to the 2001 annual meeting of shareholders, they must be received by the Company not later than June 24, 2001. If any shareholder wishes to present a proposal to the 2001 annual meeting of shareholders that is not included in the Board's Proxy Statement relating to such meeting and fails to submit such proposal to the President of the Company on or before September 6, 2001, then the Board will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in its proxy statement. All proposals should be addressed to the Company at 1230 Walnut Street, Philadelphia, Pennsylvania 19107, Attention: President. Nothing in this paragraph shall be deemed to require the Company to include in its proxy materials relating to such annual meeting of shareholders any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC and the Company's By-laws at that time in effect.

                                 OTHER MATTERS

     The Board does not intend to present any business at the Annual Meeting other than the election of seven directors. However, if other matters requiring the vote of the shareholders properly come before the Annual Meeting, which under applicable proxy regulations need not be included in this Proxy Statement, or which the Board did not know would be presented at a reasonable time before this solicitation, the persons named in the enclosed proxy will have discretionary authority to vote the proxies held by them with respect to such matters in accordance with their best judgment on such matters.

                                        By Order of the Board of Directors


                                        /s/ Joseph M. Matisoff
                                        ----------------------
                                        Joseph M. Matisoff
                                        Secretary

October 27, 2000

                                  APPENDIX A
                            AUDIT COMMITTEE CHARTER


AUDIT COMMITTEE MISSION

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance.

     Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership.


AUDIT COMMITTEE ORGANIZATION

     Audit Committee members shall meet the requirements of the NASD Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent, non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. At least one member of the Committee shall have accounting or related financial management expertise. One of the members shall be designated "Chairman".

     The Committee shall meet quarterly, or more frequently as circumstances dictate.

     The Committee believes that the above mission statement sets forth its primary roles and responsibilities. In that connection, the following is meant to serve as a guide in achieving that mission.


ROLES AND RESPONSIBILITIES

Review Procedures

   1. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments. Discuss with Independent Auditors its judgment about the quality, not just acceptability, of the Company's accounting principles as applied it its financial reporting.

   2. In consultation with management, independent auditors, and internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps taken to monitor, control, and report such exposures.

   3. Review significant findings prepared by the independent auditors and the internal auditors together with management's responses. Gain an understanding of whether internal control recommendations made by internal and independent auditors have been implemented by management.

Independent Auditors

   1. The independent auditors are ultimately accountable to the Audit
      Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

   2. Review the independent auditors' timetable, scope and approach of the quarterly reviews and annual examination of the financial statements.

   3. Obtain from the independent auditors their annual letter to the Audit Committee in satisfaction of SAS 60 and 61 regarding Reportable Conditions and Report to the Audit Committee.

   4. Review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

Internal Auditors

   1. Approve an Annual Risk Assessment and Audit Plan developed by the Internal Audit Department.

   2. Meet quarterly with the Internal Audit Department to gain an understanding of the effectiveness of the internal audit function in evaluating their performance.

   3. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

   4. The Audit Committee may contract for internal audit services as necessary to assess the adequacy and effectiveness of internal controls, the accuracy of management reporting and compliance with laws, regulations and bank policy. The Audit Committee will set forth the outsourcing vendor's responsibilities in a written contract the terms of which comply with the "Interagency Policy Statement on Internal Audit and Internal Audit Outsourcing."

Compliance with Laws and Regulations

   1. Periodically obtain updates from management and compliance auditors regarding compliance with laws and regulations.

   2. Review the findings of any examination by regulatory agencies such as the Federal Reserve, FDIC, or Office of the Comptroller of the Currency.

   3. Be familiar with Management's response to regulatory examinations.

Other Committee Responsibilities

   1. Review and update the Audit Charter annually and submit the charter to the Board of Directors for approval. Ensure that the charter is included within the Corporation's Form 10-K once every three years.

   2. Prepare an annual Audit Committee Report for inclusion in the Corporation's Annual Proxy Statement that states a formal Audit Charter has been approved and the Audit Committee has satisfied its responsibility during the year.

   3. Perform other oversight functions as requested by the full Board.

   4. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

PROXY                    CRUSADER HOLDING CORPORATION

     The undersigned shareholder of Crusader Holding Corporation (the "Company") hereby appoints Bruce A. Levy and Joseph M. Matisoff, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the Annual Meeting of the Shareholders to be held at the Union League of Philadelphia, 140 S. Broad Street, Philadelphia, Pennsylvania 19102 at 3:30 p.m. on Tuesday, November 28, 2000, and at all postponements and adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

     The proxies are directed to vote as follows:

     Election of the following persons as directors of the Company.


          Name                        Vote For     Vote Withheld
          -------------------------   --------     -------------
          Thomas J. Knox                 / /            / /
          Bruce A. Levy                  / /            / /
          Joseph M. Matisoff             / /            / /
          D. Walter Cohen, D.D.S.        / /            / /
          Linda R. Knox                  / /            / /
          Brian McAdams                  / /            / /
          Robert L. Macaulay             / /            / /

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS,
     WHICH RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN.
           IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR"
                   EACH OF THE ABOVE NOMINEES FOR DIRECTOR.


  IMPORTANT: Please date this proxy and sign exactly as your name or names is printed below. If shares are registered in more than one name, all owners should sign. When signing as an executor, administrator, trustee, guardian or in another representative capacity, please give your full title(s). If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.



                                        _____________________________________
                                                     (Signature)


                                        _____________________________________
                                                     (Signature)


                                        Dated__________________________, 2000






            PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
                IN THE ENCLOSED PRE-ADDRESSED, STAMPED ENVELOPE.